Exhibit 99.1

Green Thumb Industries Reports Fourth Quarter and Full Year 2025 Results

CHICAGO and VANCOUVER, British Columbia, February 25, 2026 (GLOBE NEWSWIRE) – Green Thumb Industries Inc. (“Green Thumb” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries today reported its financial results for the fourth quarter and full year ended December 31, 2025. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”), and all currency is in U.S. dollars.

Highlights for the fourth quarter ended December 31, 2025:

•
Revenue of $311.1 million, an increase of 5.7% over the prior year.
•
Cash at quarter end totaled $274.3 million.
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GAAP net income of $83.2 million or $0.36 per basic and $0.35 per diluted share.
•
Normalized EBITDA of $100.2 million or 32.2% of revenue.
•
Cash flow from operations of $90.0 million.
•
Repurchased the equivalent of approximately 2.0 million of the Company's Subordinate Voting Shares for $14.1 million.

Highlights for the year ended December 31, 2025:

•
Revenue of $1.2 billion, an increase of 3.4% over the prior year.
•
Cash flow from operations of $294.9 million.
•
GAAP net income of $114.2 million or $0.49 per basic and $0.48 per diluted share.
•
Normalized EBITDA of $348.4 million or 29.6% of revenue.
•
Repurchased the equivalent of approximately 7.7 million of the Company's Subordinate Voting Shares for $38.9 million.
•
Grew retail footprint by 12 locations for a total of 113 stores nationwide.

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

MANAGEMENT COMMENTARY

Green Thumb Founder, Chairman and Chief Executive Ben Kovler

“The Green Thumb team delivered record fourth-quarter revenue of $311 million, up 5.7% year-over-year, capping a year in which full-year revenue grew 3.4% to $1.2 billion despite ongoing price compression. Normalized EBITDA for the year was $348 million and cash flow from operations was $295 million. We ended 2025 with cash of $274 million and considerable financial flexibility through a senior credit facility that does not mature until September 2029. In addition, last week’s $50 million increase to that credit facility brings new cash onto an already strong balance sheet to deploy for the benefit of shareholders.

“Our 2025 performance reflects our team’s focus on driving operational efficiencies, strengthening our balance sheet, and expanding our retail footprint and brand reach. On the consumer front, we continued to build brand equity through initiatives like our RYTHM Bud Ball concert series, which engaged over 4,000 attendees across three major cities, and our RYTHM Icon Strains, which highlights our best-selling genetics. Those brand building efforts, alongside consistent execution across the business, translated into measurable momentum.

“Third-party data for the year underscored that momentum. According to BDSA’s U.S. retail sales tracking for 2025, our brands held nationwide leadership across multiple key categories in 2025. RYTHM was the No. 1 flower brand across the country, and our team should be incredibly proud. In fact, RYTHM’s Animal Face, a core Icon Strain, was the No. 1 selling flower unit in the country in 2025. Meanwhile, Dogwalkers held the No. 1 position for uninfused pre-rolls, and incredibles was the No. 1 chocolate brand. These

Green Thumb Industries Inc.

category-leading positions reinforce what we have always known: consumers want high-quality products they can trust, and our team continues to deliver.

“We built Green Thumb with a durable operating model and an eye toward long-term value creation for all stakeholders. Since becoming a public company, we have consistently demonstrated our thoughtful capital allocation and strong execution with a focus on operating cash flow. While cannabis reform in D.C. continues to stall, we have the flexibility to act and be aggressive in what we believe is a major new consumer category. As we move through 2026, we believe Green Thumb is well positioned, and we are excited about what lies ahead.”

Green Thumb President Anthony Georgiadis

“Our strong balance sheet and consistent cash generation provide the foundation for disciplined capital allocation and long-term value creation. In 2025, we invested in high-return growth opportunities, expanding our retail footprint by 12 stores to 113 locations across 14 states. Our strategy of investing ahead of adult-use legalization continues to deliver results, most notably in Minnesota, where our eight RISE Dispensaries transitioned to adult-use in September and contributed meaningfully to fourth quarter performance.

“We also remained committed to returning capital to shareholders. Since September 2023, we have repurchased the equivalent of approximately 15.5 million Subordinate Voting Shares for $121.8 million, reflecting our confidence in our business, our team, and our intense focus on optimizing shareholder value.

“In addition to our share buybacks, we recently deployed capital strategically to support long-term growth, including our investment in RYTHM, Inc. (Nasdaq: RYM) and the separation of our hemp and cannabis businesses through the sale of our brand intellectual property. This structure enables RYTHM, Inc. to operate as a non-plant-touching, federally compliant business while allowing us to continue manufacturing cannabis products under licensing agreements, positioning both businesses to capitalize on evolving regulatory frameworks and growing consumer demand for THC products.

“Our performance in 2025 reflects disciplined execution by our team, whose focus and resilience continue to drive short-term operating performance, while planting the seeds for long-term sustainable growth.”

Green Thumb Industries Inc.

Fourth Quarter and Full Year 2025 Financial Overview

Total revenue for the fourth quarter was $311.1 million, up 5.7% from the prior year period. For the full year 2025, total revenue increased 3.4% to $1.2 billion. Revenue growth in the fourth quarter was driven by retail sales in Minnesota, reflecting our launch of adult-use cannabis on September 17, 2025, partially offset by price compression and increased competition.

Consumer Packaged Goods' gross revenue for the fourth quarter decreased by 1% versus the prior year period, primarily due to price compression and increased competition, partially offset by the launch of adult-use cannabis in Minnesota. For the full year 2025, Consumer Packaged Goods' gross revenue increased by 4% compared to the prior year, primarily due to the launch of adult-use sales in Minnesota and continued impact of adult-use in Ohio, as well as continued growth in existing markets, particularly in Florida and New York, partially offset by price compression and increased competition.

Retail revenue increased by 5% versus the fourth quarter of 2024 and 1% for the full year 2025, primarily due to the launch of adult-use sales in Minnesota and continued impact of adult-use sales in Ohio, as well as continued growth in existing markets, particularly in Florida and New York, partially offset by price compression. Fourth quarter 2025 comparable sales (stores open at least 12 months) decreased 1.8% versus the prior year on a base of 99 stores.

Gross profit for the fourth quarter 2025 was $141.3 million or 45.4% of revenue, down from $158.1 million or 53.7% of revenue over the prior year period. For the full year, gross profit was $574.9 million or 48.9% of revenue, down from $601.1 million or 52.9% in 2024. The decline in gross margin was primarily driven by price compression.

Total selling, general and administrative expenses for the fourth quarter 2025 were $122.3 million or 39.3% of revenue, compared to $101.0 million or 34.3% of revenue for the fourth quarter 2024. Total selling, general and administrative expenses for the full year 2025 were $437.2 million or 37.2% of revenue, compared to $376.7 million or 33.1% of revenue in the prior year. The increase in selling, general and administrative expenses, was primarily attributable to increased cost associated with the opening and operation of new retail stores as well as increased compensation costs during the year.

Total other income (expense) for the fourth quarter was $109.4 million versus ($13.0) million for the comparable period in the prior year. Excluding fair value adjustments on related party warrants of $125.9 million primarily associated with the repayment of the $10 million related party convertible note, total other income (expense) would have been ($16.6) million, which was primarily the result of unfavorable fair value adjustments on the Company’s equity investments. Total other income (expense) for the full year 2025 was $125.7 million versus ($24.3) million for the year 2024. Excluding fair value adjustments on related party warrants (as discussed above), total other income (expense) would have been ($0.3) million.

Net income attributable to the Company for the fourth quarter was $83.2 million or $0.36 and $0.35 per basic and diluted share, respectively up from net income of $12.7 million, or $0.05 and 0.04 per basic and diluted share, respectively, in the prior year period primarily due to the fair value adjustments on related party warrants (as discussed above). Net Income for the full year 2025 was $114.2 million or $0.49 and $0.48 per basic and diluted share, respectively primarily due to the favorable fair value adjustments on related party warrants (as discussed above).

In the fourth quarter 2025, EBITDA was $75.3 million or 24.2% of revenue, versus $86.1 million or 29.2% of revenue for the comparable prior year period. Normalized EBITDA, which included licensing fees and excluded non-cash stock-based compensation of $11.0 million and other non-operating adjustments of $7.1 million, was $100.2 million or 32.2% of revenue, up from $97.8 million or 33.2% of revenue for the fourth quarter 2024. Normalized EBITDA for the full year 2025 decreased to $348.4 million or 29.6% of revenue, compared to $371.3 million or 32.7% of revenue in 2024.

The Company expects first quarter 2026 revenues to be sequentially down mid-single digits due to continued pricing pressure and seasonality.

For additional information on the non-GAAP financial measures discussed above, see under “Non-GAAP Financial Information” below.

Balance Sheet and Liquidity

As of December 31, 2025, current assets were $577.2 million, including cash and cash equivalents of $274.3 million. Total debt outstanding was $244.9 million, which includes $142.5 million of senior debt. Subsequent to quarter end, the Company increased its existing syndicated credit facility by $50 million, bringing the total current principle outstanding to $189 million.

Green Thumb Industries Inc.

Total basic and diluted weighted average shares outstanding for the three months ended December 31, 2025, were 231.9 million shares and 234.4 million shares, respectively.

Capital Allocation

On September 16, 2025, the Company’s Board of Directors authorized up to $50 million to be used to repurchase up to 10,364,640 of the Company’s Subordinate Voting Shares from September 23, 2025, through September 22, 2026. Additionally, in December 2025, the Company purchased 5,000 Super Voting Shares for a total amount of approximately $4 million, separate from and not pursuant to the existing share repurchase program.

Since September 5, 2023, the Company has repurchased the equivalent of approximately 15.5 million Subordinate Voting Shares for $121.8 million through December 31, 2025.

The Company anticipates 2026 capital expenditures to be approximately $80 million, roughly the same as the 2025 spend.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash stock-based compensation, one-time transaction related expenses, or other non-operating costs.

Normalized EBITDA: Adjusted EBITDA plus brand license fees.

Green Thumb Industries Inc.

About Green Thumb Industries

Green Thumb Industries Inc. (“Green Thumb” or the “Company”) is a leading national cannabis consumer packaged goods company and retailer headquartered in Chicago, Illinois. The company manufactures and distributes a portfolio of branded cannabis products, some of which are licensed, including RYTHM, Dogwalkers, incredibles, Beboe, &Shine, Doctor Solomon’s and Good Green. Green Thumb also owns and operates RISE Dispensaries, a rapidly growing national retail chain with over 100 locations. Green Thumb serves millions of patients and customers each year with a mission to promote well-being through the power of cannabis while giving back to the communities it serves. Established in 2014, Green Thumb has manufacturing facilities and retail stores across 14 U.S. markets, employing approximately 5,000 people. More information is available at www.gtigrows.com.

Financial Reporting

The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including the audited financial statements for the year ended December 31, 2025, will be available on the SEC's website, on its SEDAR+ profile at www.sedarplus.ca, and at https://investors.gtigrows.com. This news release is not in any way a substitute for reading the Annual Report and those financial statements, including the notes to the financial statements.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “opportunity,” “project,” “potential,” “risk,” “anticipate,” “believe,” “plan,” “forecast,” “continue,” “suggests” or “could” or the negative of these terms or variations of them or similar terms or expressions of similar meaning. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change; future state regulation of cannabis is uncertain; the Company may not be able to obtain or maintain necessary permits and authorizations; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco, Firearms, and Explosives regulation; as a cannabis business, the Company is subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services; the Company may face difficulties acquiring additional financing; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where it conducts business; the Company faces intense competition; the Company faces competition from the illicit market as well as hemp products that are actually or purportedly compliant with the Agricultural Improvement Act of 2018 (the Farm Bill); the Company is dependent upon the popularity and consumer acceptance of its brand portfolio that the Company licenses from a third party; the Company has limited trademark protections; as a cannabis business, the Company is subject to unfavorable tax treatment and may incur significant tax liability; as a cannabis business, the Company may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces exposure to fraudulent or illegal activity; the Company faces risks due to industry immaturity or limited comparable, competitive or established industry best practices; the Company faces risks related to its products; the Company’s business is subject to the risks inherent in agricultural operations; the Company faces an inherent risk of product liability and similar claims; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company may be adversely impacted by rising or volatile energy costs and availability; the Company faces risks related to its information technology systems and potential cyber-attacks and security breaches; the Company relies on third-party software providers for numerous capabilities we depend upon to operate, and a disruption of one or more of these systems could adversely affect our business; the Company relies on the expertise of its management team and other employees experienced in the cannabis industry, and the loss of key personnel could negatively affect its business; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and sales of substantial amounts Subordinate Voting Shares by the Company’s shareholders in the public market may have an adverse effect on the market price of the Company’s Subordinate Voting Shares. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and elsewhere in the Company’s filings with the SEC, which are available (or will become available) on the SEC’s website, and on the Company’s SEDAR+ profile at www.sedarplus.ca, and at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All

Green Thumb Industries Inc.

subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contacts:

Mathew Faulkner

Chief Financial Officer

InvestorRelations@gtigrows.com

310-622-8257

Andy Grossman
EVP, Capital Markets & Investor Relations
InvestorRelations@gtigrows.com
310-622-8257

Media Contact:
GTI Communications
media@gtigrows.com

Source: Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2025 and 2024

(Amounts Expressed in Thousands of United States Dollars, Except for Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, Net of Discounts	$311,129	$294,323	$1,175,295	$1,137,141
Cost of Goods Sold	(169,794)	(136,254)	(600,402)	(536,032)

Gross Profit	141,335	158,069	574,893	601,109

Expenses:
Total Expenses	122,291	100,959	437,193	376,684

Income From Operations	19,044	57,110	137,700	224,425

Other Income (Expense):
Other Income (Expense), Net	(15,747)	(9,505)	8,350	(9,094)
Fair Value Adjustments on Related Party Warrants	125,946	—	125,946	—
Interest Income	4,044	1,992	11,377	9,074
Interest Expense, Net	(4,879)	(5,475)	(20,018)	(24,266)

Total Other Income (Expense)	109,364	(12,988)	125,655	(24,286)

Income Before Provision for Income Taxes And Non-Controlling Interest	128,408	44,122	263,355	200,139

Provision For Income Taxes	45,289	31,318	147,302	126,288

Net Income Before Non-Controlling Interest	83,119	12,804	116,053	73,851

Net (Loss) Income Attributable To Non-Controlling Interest	(84)	125	1,901	768

Net Income Attributable To Green Thumb Industries Inc.	$83,203	$12,679	$114,152	$73,083

Net Income Per Share - Basic	$0.36	$0.05	$0.49	$0.31

Net Income Per Share - Diluted	$0.35	$0.04	$0.48	$0.30

Weighted Average Number of Shares Outstanding - Basic	231,912,718	236,934,348	233,865,410	236,827,774

Weighted Average Number of Shares Outstanding - Diluted	234,391,318	239,162,831	236,874,553	241,925,957

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from the Unaudited Interim Condensed Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

December 31,
2025
(Unaudited)
Cash and Cash Equivalents	$274,298
Other Current Assets	302,873
Property and Equipment, Net	690,893
Right of Use Assets, Net	239,662
Intangible Assets, Net	436,681
Goodwill	592,151
Other Long-term Assets	253,498
Total Assets	$2,790,056
Total Current Liabilities	$177,315
Notes Payable, Net of Current Portion and Debt Discount	226,401
Lease Liabilities, Net of Current Portion	255,102
Other Long-Term Liabilities	220,595
Total Equity	1,910,643
Total Liabilities and Equity	$2,790,056

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the For the Three and Twelve Months Ended December 31, 2025 and 2024

(Amounts Expressed in Thousands of United States Dollars)

EBITDA, and Adjusted EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.
(2) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating (income) or costs.

(3) Normalized EBITDA is defined as Adjusted EBITDA plus brand license fees.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended		Twelve Months Ended
Adjusted EBITDA	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income Before Noncontrolling Interest (GAAP)	$83,119	$12,804	$116,053	$73,851
Interest Income	(4,044)	(1,992)	(11,377)	(9,074)
Interest Expense, Net	4,879	5,475	20,018	24,266
Provision for Income Taxes	45,289	31,318	147,302	126,288
Other (Income) Expense, net	(110,199)	9,505	(134,296)	9,094
Depreciation and Amortization	56,286	28,958	145,449	113,210
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$75,330	$86,068	$283,149	$337,635
Share-based Compensation, Non-Cash	11,004	9,607	44,933	33,312
Acquisition, Transaction, and Other Non-Operating (Income) Costs	7,105	2,107	13,507	371
Adjusted EBITDA (non-GAAP measure)	$93,439	$97,782	$341,589	$371,318

License Fee recorded in Cost of Sales	6,801	—	6,801	—
Normalized EBITDA (Non-GAAP Measure)	$100,240	$97,782	$348,390	$371,318